EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


Subsidiaries of the Registrant
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

1.       Campania de Juguetes Mexicanos, S.A. de C.V. (99%)          (Mexico)
2.       MEI Holding Company F Corp.                                 (Delaware)
3.       MEI Holding Company S Corp.                                 (Delaware)
4.       MRV, Inc.                                                   (Delaware)
5.       Marvel Characters, Inc.                                     (Delaware)
6.       Marvel Entertainment group                                  (Delaware)
7.       Marvel Restaurant Ventuer Corp.                             (Delaware)
8.       Spider-man Merchandising L.P. (50%)                         (Partnership)
9.       Toy Biz International Limited (99%)                         (Hong Kong)
10.      UMRV Co. (30%)                                              (Partnership
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